Exhibit 99.1

Pershing Square Tontine Holdings, Ltd. (“PSTH”) Confirms Discussions to Acquire 10% of the Ordinary Shares of

Universal Music Group (“UMG”) for Approximately $4 billion, Representing an Enterprise Value of €35 Billion

PSTH to Distribute the Acquired UMG Shares to PSTH Shareholders Later this Year

PSTH to Remain a Publicly Traded Company with $1.5 billion of Cash After the Distribution of UMG Shares,

and to Seek New Business Combination Partner

Pershing Square Capital Management Has Formed Pershing Square SPARC Holdings, Ltd. (“SPARC”)

SPARC to Distribute Transferable Rights to Purchase Shares in SPARC to PSTH Shareholders

NEW YORK — Pershing Square Tontine Holdings, Ltd. (NYSE:PSTH) (“PSTH”), a special purpose acquisition company, confirmed today that it is in discussions with Vivendi S.E. (“Vivendi”) to acquire 10% of the outstanding Ordinary Shares of Universal Music Group B.V. (“UMG”) for approximately $4 billion, representing an enterprise value of €35 billion for UMG.

Later this year, after Vivendi completes its previously announced listing of UMG on Euronext Amsterdam, PSTH plans to distribute the acquired UMG shares to its shareholders.

The proposed transaction (the “Transaction”) is subject to the completion of mutually satisfactory transaction documentation, but is not subject to additional due diligence.

“Universal Music Group is one of the greatest businesses in the world,” said Bill Ackman, CEO of PSTH. “Led by Sir Lucian Grainge, it has one of the most outstanding management teams that I have ever encountered,” he continued. “Importantly, UMG meets all of our acquisition criteria and investment principles as it is the world’s leading music company, with a royalty on the growing global demand for music. We are delighted to work with Vivendi on this iconic transaction, and look forward to its consummation.”

UMG has the following strategic attributes and competitive advantages:

•	Number one industry market share in a stable competitive environment

•	Iconic world-class management team

•	Massive and growing total addressable market. Everyone loves music!

•	Global consumer adoption of streaming will generate many years of high growth

•	Irreplaceable owned IP and must-have content

•	Predictable, recurring revenue streams that require minimal capital despite high growth

•	Significant fixed-cost expense base allowing for long-term margin expansion

•	Minimal financial leverage (<1x Net Debt / EBITDA)

•	UMG will be the only uncontrolled, pure-play major music content company

•	UMG will have an independent, high quality board of directors

Proposed Transaction

PSTH shareholders will own three separately traded securities following the completion of the Transaction and the issuance of rights by SPARC:

(1)

their pro-rata share of UMG Ordinary Shares, which at cost, including transaction expenses, represents approximately $14.75 per PSTH share, before accounting for any dilution from PSTH Distributable Redeemable Warrants (the “Redeemable Warrants”);

(2)

their pro-rata share of PSTH after the distribution of the acquired UMG shares (“PSTH Remainco”), which will have approximately $5.25 in cash per share, before accounting for any dilution from PSTH Distributable Redeemable Warrants; and

(3)	one transferable five-year right per share (a “SPAR”) of Pershing Square SPARC Holdings, Ltd. (“SPARC”), which is expected to trade on the New York Stock Exchange.

We describe these three securities in greater detail below:

(1) Acquisition and Distribution of 10% of UMG to PSTH Shareholders

PSTH is in discussions to acquire approximately 10% of the outstanding Ordinary Shares of UMG (the “UMG Shares”). Unlike most SPAC business combinations, PSTH and UMG will not combine into one company following the Transaction.

Following PSTH’s acquisition of the UMG Shares, UMG will complete its previously announced listing on Euronext Amsterdam (the “Listing”) in the third quarter of 2021. Once the Listing is complete, PSTH will distribute the UMG Shares directly to PSTH’s shareholders in a transaction registered with the Securities and Exchange Commission (the “Distribution”).

As the Transaction is structured as a stock purchase and not as a merger, the Redeemable Warrants and the Director and Sponsor Warrants (collectively the “PSTH Warrants”) will not become exercisable for shares of UMG. As a result, UMG will not issue warrants in respect of any of the PSTH Warrants, and will not have any warrants outstanding.

Warrant Exchange Offer

PSTH intends to provide the holders of the currently outstanding Redeemable Warrants the option to exchange their Redeemable Warrants for shares of PSTH Class A common stock in an exchange offer that would be launched after the execution of definitive documents (the “Warrant Exchange Offer”).

The exchange ratio for the Warrant Exchange Offer will be determined based on the cashless exercise redemption table for the Redeemable Warrants that appears on page 166 of the IPO prospectus for PSTH. The fair market value of PSTH for the purposes of the cashless exercise redemption table will be determined by using the volume-weighted average price of PSTH Class A common stock during the ten trading days prior to the launch of the offer.

The Warrant Exchange Offer would close prior to the record date for PSTH’s distribution of UMG shares such that warrantholders who participate in the exchange offer and continue to hold their PSTH shares will receive UMG Shares in the Distribution. Warrants not exchanged in the Warrant Exchange Offer will remain outstanding with a strike price adjustment according to the Warrant Agreement’s contractual terms.

Sponsor and Director Warrants

PSTH has not yet finalized the treatment of the Sponsor and Director Warrants. Vivendi and PSTH are concurrently discussing additional transactions in which the Sponsor and its affiliates may acquire additional economic exposure to UMG by acquiring Vivendi securities and/or UMG securities following the distribution of UMG Shares by Vivendi. Alternatively, some or all of the Sponsor Warrants may remain outstanding at PSTH after the distribution of the UMG Shares.

Sources and Uses

PSTH expects to fund the Transaction with cash held in its trust account from its IPO ($4 billion plus interest), and approximately $1.6 billion in additional funds from the exercise of its Forward Purchase Agreements with the Pershing Square Funds and affiliates. Approximately $4.1 billion of these proceeds will be used to acquire the UMG Shares and pay transaction costs, with the $1.5 billion balance to be retained by PSTH Remainco.

PSTH Redemption Tender Offer

The Transaction will not require a vote of PSTH’s shareholders. PSTH will satisfy its shareholders’ redemption rights by tendering for its shares at a price equal to PSTH’s cash-in-trust per-share, or approximately $20 per share (the “Redemption Tender Offer”). The Redemption Tender Offer is expected to be launched shortly following the execution of the definitive transaction documentation.

Distribution of Distributable Tontine Redeemable Warrants

PSTH will distribute Distributable Tontine Redeemable Warrants to remaining shareholders after completion of the Redemption Tender Offer and Warrant Exchange Offer. PSTH will make that distribution to shareholders of record after completion of the Redemption Tender Offer, but before completion of the Warrant Exchange Offer. This means that shares that are redeemed in the Redemption Tender Offer or that are issued in the Warrant Exchange Offer will not receive the Distributable Tontine Redeemable Warrants.

PSTH to Indemnify Vivendi

PSTH will enter into an indemnification agreement to indemnify Vivendi and certain of its related parties in connection with the Distribution and the related registration statement as part of the Transaction.

(2) PSTH Remainco to Pursue Another Business Combination Following the Proposed Transaction

After funding the UMG purchase and related transaction expenses, PSTH Remainco will have $1.5 billion in cash and marketable securities. In addition, the Forward Purchase Agreements will be amended to provide that the Pershing Square Funds will continue to have the right, but not the obligation, to buy approximately $1.4 billion of PSTH’s Class A common shares to fund PSTH’s future business combination transaction. The Pershing Square Funds will own approximately 29% of PSTH Remainco before the exercise of any Additional Forward Purchase Agreements.

PSTH Remainco intends to remain listed on the NYSE. Because the transaction will satisfy the requirements of an initial business combination, PSTH Remainco will no longer be treated as a SPAC under NYSE listing rules.

(3) SPARC to Issue Rights to PSTH Shareholders

An affiliate of our Sponsor has formed an entity that will be known as Pershing Square SPARC Holdings, Ltd. (“SPARC”), which is a Cayman Islands Corporation.

SPARC is not a SPAC. It is a Special Purpose Acquisition Rights Company. Unlike a traditional SPAC, SPARC does not intend to raise capital through an underwritten offering in which investors commit capital without knowing the company with which SPARC will combine.

Instead, SPARC intends to issue rights to acquire common stock in SPARC for $20.00 per share to PSTH shareholders (“SPARs”) which can only be exercised after SPARC enters into a definitive agreement for its initial business combination. The SPARs are expected to trade on the NYSE and have a term of five years, subject to extension.

SPARs

One SPAR will be distributed for each share of PSTH Class A Common Stock outstanding on the record date shortly following the completion of the Redemption Tender Offer and Warrant Exchange Offer. Assuming all SPARs are exercised, SPARC will raise $5.6 billion of cash from SPAR holders. SPARC is expected to enter into forward purchase agreements with affiliates of the Pershing Square Funds, the SPARC’s sponsor, for a minimum investment of $1 billion, and up to $5 billion, subject to increase with SPARC’s board consent.

Holders who elect to exercise their SPARs will also receive the right to exercise a proportionally greater amount of SPARs to the extent that other holders of SPARs do not exercise their SPARs.

SPARC Will Have Up to $10.6 Billion for its Business Combination

Assuming all of the SPARs are exercised after an initial business combination is announced, SPARC will have a minimum of $6.6 billion of cash and up to approximately $10.6 billion to consummate a transaction.

SPARC Sponsor Convertible Preferred Shares

The SPARC Sponsor is expected to purchase preferred shares convertible for up to ten years at $24.00 per share into 4.95% of the outstanding shares of the post-combination entity on a fully diluted basis, either by (i) paying $24.00 per share or (ii) by converting on a “cashless” basis and receiving an amount of outstanding shares with a value equal to the market value of such 4.95% of shares in excess of $24.00 per share.

SPARC’s Structural Advantages

SPARC’s structure has been designed to allow SPAR holders to avoid incurring the opportunity cost of capital of a typical SPAC, as the SPARs will not be exercisable, and holders will not be able to acquire shares in SPARC, until a definitive agreement has been signed. The SPARC Sponsor will also benefit by not having any time pressure associated with the typical two-year SPAC commitment period.

SPARC will not have any shareholder warrants outstanding, nor is it expected to incur any underwriting costs.

SPARC common shares will initially be owned 100% by affiliates of Pershing Square so no vote will be required from other shareholders to consummate a transaction. SPARC common stock will become publicly traded only after a business combination partner has been identified, a definitive agreement has been fully executed, and the SPAR offering has been completed.

SPARC to File a Registration Statement with the SEC Shortly

SPARC has not yet filed a registration statement with the SEC, but will do so on a confidential basis shortly. An affiliate of the SPARC Sponsor expects to commence the distribution of SPARs to PSTH shareholders following the SEC review process and the completion of PSTH’s Warrant Exchange Offer and Redemption Tender Offer.

The SPAR distribution is subject to NYSE review, and will take place only pursuant to an effective registration statement under the Securities Act of 1933. No assurance can be given that SPARC will be ultimately effectuated on the above outlined terms or at all.

Conditions to the Transaction

The parties have yet to enter into definitive agreements in respect of the Transaction. It is possible that the final transaction will be different from the Transaction outlined above or may not occur at all. The Transaction is expected to be subject to customary closing conditions including the authorization to be given by Vivendi shareholders at the June 22, 2021 Shareholders’ Meeting.

About Pershing Square Tontine Holdings, Ltd.

Pershing Square Tontine Holdings, Ltd., a Delaware corporation, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a private company. PSTH is sponsored by Pershing Square TH Sponsor, LLC (the “Sponsor”), an affiliate of Pershing Square Capital Management, L.P., a registered investment advisor with approximately $14 billion of assets under management. www.PSTontine.com

About Universal Music Group

Universal Music Group (“UMG”) is the world leader in music-based entertainment, with a broad array of businesses engaged in recorded music, music publishing, merchandising and audiovisual content in more than 60 countries. Featuring the most comprehensive catalog of recordings and songs across every musical genre, UMG identifies and develops artists and produces and distributes the most critically acclaimed and commercially successful music in the world. Committed to artistry, innovation and entrepreneurship, UMG fosters the development of services, platforms and business models in order to broaden artistic and commercial opportunities for our artists and create new experiences for fans. Universal Music Group is a Vivendi company. www.universalmusic.com

About Vivendi S.E.

Since 2014, Vivendi has built a world-class media, content and communications group. The Group owns leading, strongly complementary assets in music (Universal Music Group), television and movies (Canal+ Group), communications (Havas Group), publishing (Editis), magazines (Prisma Media), video games (Gameloft), live entertainment and ticketing (Vivendi Village). It also owns a global digital content distribution platform (Dailymotion). Vivendi’s various businesses cohesively work together as an integrated industrial group to create greater value. Vivendi is committed to the environment and aims at being carbon neutral by 2025. In addition, the Group helps building more open, inclusive and responsible societies by supporting diverse and inventive creative works, promoting broader access to culture, education and to its businesses, and by increasing awareness of 21st-century challenges and opportunities. www.vivendi.com

Important Additional Information and Where to Find It

This press release does not constitute an offer to sell or buy or the solicitation of an offer to buy or sell any securities.

The proposed transactions described in this press release have not yet commenced, may proceed on materially different terms and may not occur at all. This communication is for informational purposes only. This communication is not a recommendation to buy, sell or exchange any securities, and it is neither an offer to purchase nor a solicitation of an offer to sell securities. The Redemption Tender Offer and the Warrant Exchange Offer (together, the “Offers”) will only be made pursuant to offers to purchase or exchange, letters of transmittal and related materials that will be filed with the applicable Schedule TO on the commencement date of each Offer. PSTH shareholders and warrantholders should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the Offers. PSTH shareholders and warrantholders will be able to obtain free copies of those materials as well as the other documents that PSTH and SPARC will be filing with the SEC, which will contain important information about PSTH, SPARC, the Offers and the proposed transactions, at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between PSTH and Vivendi, including statements regarding the benefits of the transaction, the anticipated timing of the proposed transaction, the services offered by UMG and the markets in which it operates. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to: (i) the risk that the proposed transactions may not be completed in a timely manner or at all, or may be completed on terms materially different from those described herein, which may adversely affect the price of PSTH’s securities, (ii) the risk that the proposed transactions may not be completed by PSTH’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by PSTH, (iii) the failure to satisfy the conditions to the consummation of any aspect of the proposed transactions, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transactions, (v) the occurrence of any event, change or other circumstance that could give rise to the proposed transactions not occurring, (vi) the effect of the announcement of the negotiations of the proposed transactions on UMG’s business relationships, performance, and business generally, (vii) the outcome of any legal proceedings that may be instituted against PSTH, SPARC, Vivendi, UMG or their respective directors or officers related announcement of the proposed transactions, (viii) the amount of the costs, fees, expenses and other charges related to the proposed transactions, (ix) the ability to maintain the listing of PSTH’s securities on NYSE, (x) the price of PSTH’s securities may be volatile due to a variety of factors which may also include changes in UMG’s business and operations and in performance across its competitors, changes in laws and regulations affecting UMG’s business and changes in its capital structure as a result of the proposed transactions and its contemplated public listing, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xii) the amount of common stock redeemed by PSTH’s public shareholders, (xiii) possible variances between the historical financial information UMG presents and its future financial statements, when they become available, (xiv) potential material differences between the terms of SPARC described herein and those ultimately offered to investors or the SEC failing to declare the registration statement in respect of SPARC’s securities effective or imposing burdensome conditions that would prevent SPARC from operating in the manner intended and (xi) the impact of the global COVID-19 pandemic on any of the foregoing.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statements for the Distribution and the SPARC rights offering that will be filed with the SEC in respect of the proposed transactions. Those filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and PSTH assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. PSTH does not give any assurance that PSTH will achieve its expectations or that the proposed transactions will occur at all. The inclusion of any statement in this press release does not constitute an admission by PSTH or any other person that the events or circumstances described in such statement are material.